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Date: January 22, 2026

Greg Peters Interview Transcript from Stratechery by Ben Thompson 1.22.26

Good morning,

This week’s Stratechery Interview is with Netflix co-CEO Greg Peters. Peters became co-CEO of Netflix in 2023, and was previously Chief Operating Officer and Chief Product Officer. I interviewed Peters in January 2024.

Netflix reached all-time highs last summer, but is facing increased skepticism from Wall Street, particularly after the company announced its intention to acquire Warner Bros., which represented a stark departure from the company’s build-not-buy philosophy.

In this interview we discuss the Netflix roller-coaster, why engagement is the metric everyone suddenly cares about, and how live events play into that. Then, we get into the Warner Bros. acquisition: why is Peters convinced that this is a home run, and what are the company’s arguments as to why regulators should allow this acquisition? As part of this discussion we get into the overall structure of the industry, including questions of bundling, professional versus user-generated content, and why Hollywood should be embracing Netflix instead of fearing them.

As a reminder, all Stratechery content, including interviews, is available as a podcast; click the link at the top of this email to add Stratechery to your podcast player.

On to the Interview:

An Interview with Netflix co-CEO Greg Peters About Engagement and Warner Bros.

This interview is lightly edited for clarity.

The Netflix Roller Coaster

Greg Peters, welcome back to Stratechery.

Greg Peters: Thanks for having me, it’s great to be back.

So it’s been two years since we talked, which was actually pretty surprising to me, I felt like it was last year. A lot has happened since then — just from a stock market perspective, you are, congratulations, up 45% since the last time we talked.

GP: (laughing) Thank you for noting that frame of reference, I appreciate it.

Unfortunately, you’re down 37% from last summer. I thought that ending the regular reporting of membership numbers, which would immediately set off like a 10% jump or decline, or whatever it was, would flatten out the rollercoaster — it feels like the rollercoaster has gotten steeper and crazier. Did you expect that?

GP: No, not expected. You might argue that that was a self-induced wound as we continued to try and do creative things to advance the business. But our job is to move things forward and push the edges and we’ve done a bunch of that stuff and I think you’re seeing some of the chaos and the reaction in that.

Yeah. Well, one of the advantages of the member number is it was a very direct line from those numbers to the success of your business and part of that was a function of you had a pretty simple business. You sold subscriptions, and how many subscribers you had was a direct line to your bottom line. Now it’s a bit more complicated. You’ve urged Wall Street to focus on your financial metrics, but of course people want to know what the drivers of those metrics are. To follow on to that point, did you see this sense of a lack of clarity and uncertainty coming? Was that something you anticipated when you thought about changing how you report your earnings?

GP: Well, the specific subscriber piece was because we were evolving from a model that was really simple. Literally there was like X times Y and you got to the business and as we were doing things like introducing extra members, so you’ve got different membership components. Obviously ARM [Average Revenue per Membership] looks very, very different across the world and there’s increasing span in terms of what that looks like in different places. And then the advent of advertising revenue, because now you have this whole other revenue source, which is not directly captured by that math, we knew that that subscriber was going to be less and less complete and trying to drive that out. And so to some degree, the internal way we say this is like, “We’d love to people start to treating us like a business”, and businesses ultimately are about revenue and profit, and that’s the numbers that we should look at, and certainly the numbers that we manage too.

Right, I think the problem is people want to get to and know about what the drivers of the business are.

GP: And those are the drivers so I think to some degree, the business is not so complex in its evolution that those drivers are not clear. Then I think we’re trying to provide enough structure behind that that says, “This is how you can assess how we’re doing”, and so in my mind, I don’t think that there’s a lot that we’re missing in terms of that. Now, obviously, to some degree, we want to insulate, or maybe I’d say protect, from a competitive perspective, some of the things that we are doing because we don’t want our own competitors to know what’s going on and copy those.

Engagement

There is a lot of talk by you and by Wall Street about engagement. As someone who, my bread and butter, maybe more than any other company, has been covering Facebook is one that I’m very familiar with. On one hand, this is kind of a bullish discussion because Netflix’s revenue per hour viewed is the lowest amongst your streaming peers, which suggests you have latitude — that’s another way to increase your business is just increase prices. On the other hand, there is concern that engagement growth is barely budging, which means your capacity to raise prices is maybe limited, maybe you kind of got locked in too low. Which is it?

GP: Well, I would say we really do think about that revenue per engagement as an important sign of where our upside potential is and I don’t have any reason to believe that, over a period of time, we shouldn’t be able to meet or exceed essentially other revenue per engagement kind of metrics. There’s no first principles argument why that’s different, but I do also think that there’s complexity behind — we can talk about total engagement and I’m happy to tease apart the different components of that.

That’s one of my questions because you actually spent a lot of time on the last earnings call saying there’s different types of engagement and trying to land this point. Like live, for example, drives buzz, drive signups, is that what you’re driving at?

GP: I think there’s a bunch of different components of this. So there’s one, all hours are not created equal and this is a statement that we’ve made in the business for almost 20 years essentially. And then now knowing that that’s true, because we all know as viewers that that’s true, you’ve had hours that you think are transformational to your life that you’ve seen on TV and hours that probably didn’t matter that much. But getting to the point in the business where we actually understand that and can encode that value in a way that allows us to manage the business, that’s a whole different proposition. But we’ve made incremental progress around that. So that’s one dimension of difference is that like, what is the value delivered in the various different ways that we actually derive that value?

Isn’t it fair to say though, Netflix’s value has kind of been in the — I don’t want to call it low value engagement, which by the way, I think is actually a tremendously valuable place to be, there is value in bulk and knowing that there’s just a large amount of stuff that will fill a large amount of hours. Even if on the flip side, and we’ll obviously get to this property later, I believe the streaming service with the highest, the opposite metric, the highest dollar they get per viewed is in HBO Max. Which you think about HBO, you think about certain shows, you don’t need to watch it all the time, but you want to get whatever the hot new show is and that’s how their model works.

GP: Yeah. You and I have disagreed a little bit on this.

I think it was off the record though, so I had to bring it into the discussion!

GP: I would say I think we’re operating quite across a wide spectrum and I definitely believe that we are delivering hours that people love. You think about the Stranger Things finale, those are very valuable hours that I think people were desperate to enjoy. Also, I think we’re doing things in live events. You mentioned live events that are very punctuated moments that I think are very, very high value hours.

So look, there’s no doubt that we want to do more and we want to do more across quite a wide spectrum. I think it’s also worth noting that each individual values their entertainment differently. So what might be low value to you might be high value to somebody else and so part of what we’re trying to do is capture those components.

But HBO is, it’s got great content, so there’s no contesting that, I think that’s one of the reasons that we were excited about doing the deal, for example, as well as doing things internally like producing more Bridgertons and more Stranger Things, and all those things that we also think are high value that come from our own development.

Yeah. We’re going to get a lot to the deal later, as you can imagine. I do have a bone to pick with you with the live thing.

GP: Okay, great.

I think you said in this earnings, you’re very explicit, “Oh yeah, these live events drive buzz, drive signups”, which was one of my arguments in favor of you doing these live events a few years ago. But I felt like you got an earnings call like two or three years ago and you’re like, “Oh, it’s so small, it doesn’t really make a difference”, and now you’re like, “Actually, no, this is very important in this regard”, I need more consistent clarity from you guys in your earnings to back up my thesis.

GP: Okay, great. Well, I think maybe we can try and provide some of that clarity right now. So in terms of the total number of hours and the total number of investment, live is a small fraction of our total content portfolio, so that statement is just fundamentally factually true.

I think of this as the cake and the icing maybe, which is, while small, it’s a great complement to these other kind of things that we have. And as a portfolio, it makes up an increasingly important part of that, so it’s great to have these punctuated moments, they do drive acquisition. But to be clear, they’re not driving a majority of acquisition. So if you were to say, in terms of the materiality of the business-

So it’s the amount of acquisition relative to the time is very high.

GP: That’s exactly right, that’s a very good way to describe it.

But has that been a shift of you recognizing that, or did you always recognize it and now you’re just trying to talk more explicitly about that?

GP: No, I think we had a thesis that that was going to be the way that live would work the business, but now we’re seeing it in practice. And oftentimes we go from, “Okay, this is the hypothesis, we’re starting to see confirmatory data points”, and then the next step you get to is you’re actually building the model for, “What does that value look like?”, and that model looks different for a live event than it would look like for a returning season of Bridgerton, let’s say.

Has it looked different than you expected when you formed those theses?

GP: I would say it’s roughly consistent, but I’d also say, look, just be frank, we’re dealing with a reasonably small number of data points, so I don’t know that I would want to conclude super broadly. One interesting dimension for us is to be doing now live outside the United States, it’s going to be interesting to see how that works in different markets, what matters.

World Baseball Classic in Japan, yeah.

GP: We’re trying different kinds of events. We see some live, WWE is a perfect example, which really, it’s a retention driver. You’ve got a core fan of folks and they are going to watch that again and again, again, and that supports improvement and retention. Then you have these other live events that are really more about this cultural conversation, moment in time, acquisition, and buzz really. And so we’re building this out and learning more as we go.

I think you’ve been doing the NFL one, I think this is the second or third year, one of my pet theories was it wasn’t just the NFL, but the NFL on Christmas is a time when older people have their children in the house who can show them how to use Netflix. Was that a thought at all?

GP: Not particularly. I would say it basically gets more to the events angle that we have on sports, really, which is that, again, we’re trying to build a strategic understanding of how sports fit into this live strategy and we really have come at it from the angle, which is that we want to think about it as an event. And how do we bring more specialness, if you will, around it. Whether it’s adding talent to a football game, let’s say, or creating events that have never existed before, and coming up is an amazing free climber who’s going to free climb Taipei 101. You know Taipei 101 very well, obviously.

I do know Taipei 101 very well, yes.

GP: So, this is the kind of thing that, we’re building these events from scratch, so to speak. So, I would say it’s more about that, that we thought about, “Why do NFL on Christmas?” — because that’s a special moment to do NFL.

Do you think you would have this depth of thought and analysis of engagement in the different types of drivers absent the introduction of advertising? Or is the tail wagging the dog here? If you’re in ads, you have to understand engagement?

GP: No, this was a discussion that we were having and trying to wrap our arms around way before we ever launched advertising. We’ve always carried this sense that we want to understand the complexity and nuance and engagement, that’s important to our business. We all felt like, “Okay, these are different things and it’d be great for the business if we could understand how they’re different and really attribute value to them in the right way”, and it’s very hard. It’s incredibly hard to go do this, even though it’s so intuitive, and then, we’ve been iteratively building our way, over a decade, into a more evolved and sophisticated understanding of that and really I’d say decade-and-a-half.

Did that drive you into advertising, that sort of understanding?

GP: Not per se. I would say, look, bluntly, we had debated advertising a bunch of different times and decided not to do it because simplicity, focus, run hard against the business opportunity we had. Until we realized, “Oh, actually, we need to start opening up the aperture and bring more into it” — and quite frankly, advertising has been incredible because it’s just such a natural way to bring lower price points to a broader set of-

It’s a win-win-win.

GP: It’s a win-win-win, exactly. And then, what we’re also finding is that technology in ways that you would be very familiar with are making actually the ability to provide a better advertising model, not only for consumers, but for brands, that there’s a huge runway of innovation that we’re going to do there.

Would you say, and I’m not going to say this question is about another company, but maybe it’s about another company, that this anti-ad sentiment that gripped some segment of Silicon Valley, such that maybe there’s been a reluctance to go into ads that was unwarranted and actually should have happened sooner?

GP: I think there is an understandable reason for that reluctance because I think that you and I can both cite multiple examples where businesses drove an ad model in a negative way. I think actually linear TV is a pretty good example of this, where it really got about revenue extraction at the cost of the experience and the consumer and it’s a bad business decision because it’s a short-term, essentially, optimization, rather than a long-term optimization.

But we, as consumers, all have this experience and so I think that that sentiment comes from those experiences. I think I understand why that is the case, but of course, you don’t have to do that. You can actually build, as you said, win-win-win advertising models that really work for consumers as well as for advertisers and the business.

Well, you just led me to — this is the exact concern, I asked someone else about who I was talking to today, about questions he had. He’s like, “Look, the concern I have…”, I think he brought up Viacom specifically, this idea where flattening engagement in a business that is measured on business metrics, on financial outcomes, leads to a temptation, to your point, to push too hard on those financial drivers, such that you achieve them, but then the experience deteriorates, engagement gets hurt more and it’s a vicious cycle. How do you make sure you avoid that?

GP: That vulnerability always exists in business and outside of ads, we can cite multiple examples. Let’s take another one, like easy cancel, we’ve always believed in easy cancel, I can guarantee you, we can make-

Right. You don’t even have an annual plan still, right?

GP: No, we don’t and basically one-click cancel. If you don’t want to subscribe, we should make it easier for you to not subscribe and we believe that that’s a long-term business positive decision because basically saying, “We’re going to make a great consumer experience, we’re going to build trust with consumers, we’re going to let them try the service, if we’re not delivering the value, they should be able to get out and we want to hopefully get them back, win them back when we are delivering that value”. That’s another example of we could do a bunch of definitely short-term optimizations that would work for quarters, but it would be bad for the business. And so, it’s just being disciplined that you got to have a long-term view and not do those shortcuts and really win for the long-term.

A quick question to go back to the sports and live events, is the goal to have at least one must-see live event every month, say, for the sports fan? Where if you’re a hardcore sports fan, no, you’re not going to have the full season of NFL for reasons that are apparent, you don’t want to be a renter or whatever it might be, but if you’re a sports fan, you’re going to keep Netflix year round because there’s going to be something every month. Would that be the ideal outcome?

GP: Yeah, I’d say that’s roughly the working hypothesis. I’d say it’s slightly different than what you just said it, but like for these virtual audiences that you have around the world in different segments with different entrants, essentially, we’re trying to have an live event at enough frequency a month is probably a pretty good metric.

Well, that’s when the subscription period is.

GP: Yeah, it connects with that obviously and we could query whether or not six weeks, eight weeks does a lot of the same work, but essentially, the whole idea is you should always have something you’re looking forward to, right? And something that is something that you can’t stack and bank, you’re not going to let it sit and then six weeks later…

Right, sign up for one month, “This is my Netflix month, I’m going to plow through everything”.

GP: Exactly. So, that’s definitely how we’re thinking about some of the value that live can add.

Advertising

What is driving the increase in advertising revenue? I think you increased—

GP: Two-and-a-half basically over ’25, 2.5x over 2025, and then we’re targeting double-

And then 2x next year.

GP: Exactly, you got it. So, okay, what are the drivers of that? One driver is just inventory growth. We’re getting more subscribers on the ads plan, that means there’s more inventory to sell.

Is the vast majority of your subscriber growth on ads plan?

GP: No, I wouldn’t call it the vast majority. The majority of our growth in the ads markets is on the ads plan, but vast majority I think overstates it. And then, the other dimension of growth is just better monetization of that inventory. We’re rolling out more ads products, better measure, all the things that you go do, better targeting. We’re actually getting to the point where it’s going to be really interesting where we’re going to see some amount of personalization of ads or ad-specific creatives and things like that that’ll be partly based on the data that we have. Obviously, thinking about privacy, data safe, secure ways to do that, but when you improve those things, you get better monetization of that and those are the two drivers of the ads revenue growth.

How has the ad revenue growth done relative to your expectations when you started advertising like three or four years ago, versus a year ago when you reset everything, your own ad server and things along those lines?

GP: I think of that trajectory as being a very common trajectory that I’ve seen in launching new things at Netflix, which is that you start with a good first principles argument, like, “This all makes sense”, you launch it and then you realize that there’s 20 things that you got wrong or that were harder than you expected and such, and then you start working those problems. Maybe it’s a little slower at the beginning, and I think about like launching Latin America or the first time we were really going ex-US, there’s a lot of problems we ran into that we didn’t anticipate. And then, you start working those problems, then all of a sudden you start to get to a faster trajectory than you actually anticipated because then you start to build optimizations.

You get all the catch-up.

GP: Well, not only catch-up, but there’s optimizations that you hadn’t really built into the model from the beginning that you’re now applying to it. And so, as is usually the case, the map is not the territory, the model is not reality and you initially underpredict, or you fail to catch all the things you have to go do, but then you also fail to catch the things that you can do that are better.

Yep. This is my favorite anecdote of the interview because last time we talked I was like, “Oh, yeah, I felt that in my subscription business”, I felt that curve you’re talking about in my subscription business too, so I think I know what you’re talking about.

You did spend a lot of time on the call, one thing I picked up on, talking about total viewers as opposed to members. You have almost a billion total viewers, is that an advertising-driven metric that’s in your head now or is that just the nature of how you’re changing your subscription models or what?

GP: I think it’s a component of two things, because actually, as we report the per household membership number, one component of this is extra members, which, again, is not a material mover or a significant mover of that number, but it’s a component of it that actually gets to more people because we don’t treat that as a separate membership. We treat that than the total household numbers.

And then, to your point, advertising has made us think more about like, “Okay, actually, we have to think more about the individual viewers and what’s that number?”, obviously reporting that total number becomes important for advertisers because they’re looking at that. That’s a place where advertising is much more influenced how we think about what’s the total viewer count rather than the household subscriber number.

Is there any room for advertising to the non-advertising tiers, whether it be on the home screen or something like that, or is that absolutely a no-go?

GP: Well, no, I would say it’s back to the long-term thinking, right? We want to do the right thing for members, which yields really good long-term business results, we think. Now, to be clear, we’ve given advertising to non-advertising plan members on certain types of shows back to your NFL games on Christmas. NFL advertising just on the format’s almost been built together and so, those are natural and we expect that — pulling them apart almost creates a worse experience.

Totally, absolutely. Because I lived internationally for a long time, so I would watch lots of League Pass games or whatever the equivalent of the NFL was, and I found it distracting and annoying to have dead time in between. I preferred — I’m not going to say how I got streams — but I preferred streams from the US.

GP: It’s bizarre right? Anyway, so that’s an example of a place that we think that the type of content and the format is right to put ads on, even for the non-ads tier folks.

Warner Bros.

Why did you buy Warner Bros.?

GP: Well, I would say one, worth noting that we came in from this perspective of we’re builders, not buyers, so we have a default orientation toward that, but we also thought it’s our responsibility to look at everything and we got in there and looked at what Warner’s had and we were like, “Wow”.

We started building the value case for this and we got to impressive numbers and there’s really three big centers of value that come from this. One is there is a component of theatrical that really works and is complementary with the streaming model. We see that because we do this with Pay-1 deals all the time, right? We did a big deal with Sony, for example, that we just renewed, so we know that those work synergistically.

But it’s nice when they’re paying for the marketing, not you. Then you sort of get a free ride.

GP: Well, I wouldn’t call it a free ride because I think you’re encoding the value that’s created in that title in the licensing fee. If the market’s working efficiently, when they spend money on marketing to build value in that title, we’re paying for that in terms of the license fee, right?

Right, good point. It’s worth more, the IP’s worth more.

GP: Yeah. I would just say that this is a question of that that was externalized before and this is internalized. In building internal business, it’s all the things that we just talked about. You have to go spend energy figuring out what you don’t know and getting proficient at it and building that and that’s just something that we’ve looked at it multiple times, but we always just said like, “Hey, rack and stack the priorities, this is the cycles we’ve gotten”.

But if they’ve already built the capability, then it’s a different question.

GP: 100% and we want to leverage that capability and so we don’t want to blow that up or destroy that in any way, shape or form.

The production side of things, we use them as production partners right now, they’re producing shows for us as we speak. They’ve got great production capabilities, they expand our capability to our infrastructure and the capacity we’ve got production. They’re very good developers of IP as well, so it’s a bunch of great capabilities that are complementary there.

And then you also get to the HBO service brand programming identity. You mentioned it before, HBO is a real acme of quality and it signals to consumers that shows that they’re going to get. We think that that is an incredibly important opportunity, essentially, to elaborate our offering, to think about how we assemble plans and build the capability to actually give different folks what they want.

We also think that those assets, the titles that are in Warner Bros. writ large, film, series, etc., they’re being underexploited right now. We have a global footprint that’s bigger and a better streaming service capability and knowledge to leverage those.

This all makes sense, but at the end of the day, it’s still $83 billion, so it has to be accretive. I mean, you can earn incremental revenue through — this could help you get more subscribers, it could help you get higher revenue per subscriber, it could drive more engagement, you can show more ads, you can save on content acquisitions and licensing costs. Where does this pencil out? You don’t get the escape of, “All the above”, or does that mean you’re not going to be able to answer?

GP: The reality is that it is all of the above, and so we build a model. And the model, it doesn’t have one driver, it’s got multiple drivers of value, you’ve listed a pretty good taxonomy of those drivers.

In reality, but if you were to say, “What is the biggest one of those?”, I do think that if you put your finger on one thing, there’s quite a library, a significant library of content of existing shows that are out there. This is not speculative, we’re going to go do something with the IP or all these different things, but you have existing library of content. Right now, it’s not getting as much viewing as it could, we know we can drive more viewing on it, and this is, again, just to — we do this all day long, is basically take a look at what would a title do on our service? Because we have to do this when you think about licensing and what’s our valuation model there, willingness to pay, etc, so we basically use those same mechanisms, those same models to assess, “Okay, how would all this library of content do on Netflix?”, and when you drive that viewing, and that’s drivers of our business in all those different dimensions that you’re talking about.

That’s the whole point, this is all full circle, right? So even if that’s all true, you can drive all this viewing. How does that actually manifest in your financial results?

GP: It’ll be many things. So it’ll be basically improved retention, we will see more subscribers because of it, it’s again back to the things that we listed at the beginning, they’re all there. It will drive more advertising for the folks on our advertising plans and have ads associated with that, so that’s all certainly the case, more value delivered. We actually think about when we deliver more value, we go to what’s the right pricing model associated with that too, so that’s a component as well.

But it’s also, there’s different aspects of this that maybe we actually don’t talk about that much but we see on how we outbound our service into other service offering bundles. If you get a package with a pay TV provider that includes Netflix, there are all sorts of benefits that you get in terms of retention improvements there, we think of this as the same thing. We’ve got a bunch of subscribers to HBO, let’s say, the majority of those are subscribers to Netflix too, so we actually see that by putting these two things together, we can actually improve the offering for consumers.

Will those still be two separate services or would they be together in one?

GP: This is the kind of thing we would want to sort out and we’ve got some thinking originally.

I knew you weren’t going to answer, but I had to ask.

GP: Yeah, we want to do some more work on that one. But there’s clearly, I would say we know from our work in doing this with other providers that there are benefits. We can make a win-win, we can make a better product for consumers, lower price ultimately, and it works better for the business, we know that that’s capable.

What does Wall Street miss about this? They don’t seem very happy about it. What do you think is the missing link there, that you feel such high conviction that you change from, “We’re builders, not buyers”, to, “No, we’ve got to get this”?

GP: Well, to be clear, when you say, “We’ve got to get this”, actually, I would not agree with that.

Got to get this at a specific price.

GP: Yeah, exactly. And it’s like all the deals that we do, we understand what the value model is. We compete aggressively up to that approach and we take the same disciplined approach and almost everything we do.

So again, this is me speculating for investors and you can talk to them directly, but my general sense is that investors don’t like uncertainty. You go into this limbo period essentially while you’re waiting for the deal to come to fruition and that’s an awkward place to be.

I also think it’s fair to say it’s probably right for folks to bring some skepticism around our ability to execute a big integration. We’ve never done it before, so folks can look at that and say like, “Okay, these folks have a demonstrated track record of being builders, but they don’t have a demonstrated track record of being buyers”.

Warner Bros. doesn’t have a great record of being acquired.

GP: And there is that. Obviously, we asked ourselves these same questions and we said, “Okay, when we look at these models”, we’re like, “That’s great, but can we execute this?”, and at the end of the day, we looked at it and said, “When we look at where are their sensitivity to those value drivers, this is the business that we’re in, can we bring content onto our platform and monetize it? Yeah, we do that every single day, we know how to go do that”.

There’s discreet components which are new to us, we’ve never run a theatrical business before. That’s fair, that’s a totally fair comment, but we’ve got a team that’s done that, that knows how to do that, and we don’t think that the complexity of bringing that group in is that high.

Given their record, you’d probably rather Warner Bros. run the theatrical business than you run the theatrical business.

GP: They’re good at it, I’ll just say that. They’ve got a great track record, they’ve been doing an amazing job.

I do believe you about the theatrical window, I think there’s some skepticism about that. I think one of the things that [Netflix co-CEO] Ted [Sarandos] said in the earnings call that I actually had already planned to ask you about was the extent to which nothing at Netflix seems to be sacred. You’ve changed your mind about a lot of things from DVDs to original content to sports to acquisitions to ads, so why not the theater? I think I actually asked you this last time, but it seems more pertinent than ever. Why is Netflix able to change its mind?

GP: Well, I’d say we’ve often said we believe in two things, capitalism and that users first.

Well, That was part two is what are the things that you won’t change your mind about?

GP: Well, I think those are pretty important so I’d put those on the list, but there’s another way to look at this, which is that we’ve often had what I characterize as a scientist mindset, which is that you have a case based on the data or based on the conditions that you’re operating in, and then when things change, you change that. And for us, we often change very quickly, and I think that that speed of changing throws people off because they look at this as like, “Oh my gosh, they just changed everything” — well, yeah, if the world changes, we change to respond to that, and maybe the difference is that we just do it very, very quickly.

You’re CEO number two or number three, I don’t know, 2A, I don’t know how you would count it.

GP: I’m not sure either.

How do you maintain that? Does this go back to the culture doc back in the day? Are you able to keep this in the long run?

GP: Oh, it’s definitely in the DNA. When I joined, it’s one of the things that I loved about the company, which is that attitude. I know that we talked about some of these big pivots which are maybe more recent, but it was going on way back when, so in smaller ways that maybe were hidden, but you’d have a position around how does — we did free trial, I don’t know if you remember free trial, we had that for a longest period of time, and then we did a bunch of pretty hardcore science on, “How does this work and is it really working?”, and we’re like, “Oh, actually it doesn’t work as well as we expected”, so we just changed.

It’s a good example.

Regulation and Competition

On the regulatory point, I have two questions. One, to go back to something that Ted said in the call. He said, and I’m quoting, “This is really a vertical deal for us” — explain that. How is it a vertical deal?

GP: If you think about the components of this, so there’s the theatrical, the production. These things essentially verticalize the business that we’ve got and we’re the distributor for those components, and then you look at the HBO piece and that’s where I mentioned, sometimes you hear the people do the math, which is like, okay, you take our 325 million subscribers, you take 100 million from HBO and it’s 425 million subscribers. That’s not the reality of it, the reality of it is that the vast majority of those HBO subscribers are already Netflix subscribers.

Right, but so that part’s a horizontal part though.

GP: And that part, to your point, so that’s distinct from this other one, and that’s where we would argue though it’s a complementary approach where the people that are going to subscribe to one are the people are going to subscribe to the other, and actually, by bundling and packaging them together, we can provide a better offering for those consumers as well as expand that offering to more places around the world. There’s a bunch of countries around the world that there is no HBO Max, there is no service there. There’s countries around the world where they have no plan today to get to and that we’re already operating in, and we can obviously bring an audience for that service and for that content.

The second point is Ted made the point that TV, “Isn’t what it used to be”. Who are your competitors?

GP: Well, you’ve said this and I agree with it, that time and attention are the scarce resources, and we really believe that. And you’ve heard us say this for probably a decade plus.

Actually, in your defense, literally the next question — one, I agree, the only scarce resource is time, and two, this is a point you guys have been making on earnings calls for a long time. Is that your saving grace, that you’ve actually been saying that for many, many years on your letters to shareholders and whatnot?

GP: We’ve always thought about it that way. We’ve always thought this is how we have to compete, and it’s fair to say, I think when you get into then a regulatory question, the market definition becomes more precise. And when we look at this, if you see what people, what consumers are watching on TV, you know the numbers on YouTube, they’re watching a lot of hours on YouTube. The programming that they’re watching on YouTube, YouTube is now doing NFL games too, it’s going to do the Oscars, you can watch long form movies and series on it, the BBC just did a deal with YouTube in the UK as well as Channel 4 and ITV, so there’s just all this examples where I think it’s becoming a much more blurred space.

You’ve got tech competitors, Amazon with MGM and they continue to invest in Prime Video, you got Apple doing big movies, and so there’s competition at all levels, multiple places for creators to bring their opportunities and we look at that writ large and that’s where we think about that’s a very robust and broad competitive space.

But YouTube is the threat, right? That’s really the big one.

GP: We think of them as a very important threat, I would say we’re competing with all these different folks for sure, but YouTube is the formidable competitor. They drive a lot of hours, they have a great model, and so it’s no doubt that they’re going to push hard on this.

You always report them as YouTube on TV. How large is the lead if you were to include mobile and computer and all those other things?

GP: It’s significantly bigger, and again, a little bit, it comes down to we do think about time and attention as a very broad competitive landscape. But you also have to get a little bit tighter when you think about what are we going to go do to defend against that space and what are the spaces that we want to prioritize defending and how we think about that.

What are the advantages of professional content versus user-generated content? And are any of those advantages structural and sustainable in the long run as the capability of producing very high quality content gets better and better?

GP: No, I think they are sustainable, and here’s the theory behind it. Professional becomes a little bit of a subjective term, but maybe let’s just say that where storytelling and the capability, or let’s say the skill at storytelling at the highest level in the human population, I think of that as a fairly rare commodity. Not everyone can do that storytelling, and the ability to do that and do that consistently essentially is where we’re thinking about that demarcation. Our model allows us to compete more effectively for those world-class storytellers.

Interesting. So it’s basically, there’s another scarce resource here, which is on the consumer side, it’s time and attention, but there is one on the supply side, and if you can pay upfront and have more of that venture type of model as opposed to you have to make it first and capture it on the backend, you get a sustainable advantage on the supply side scarcity as well.

GP: That’s right, and that’s one version of the supply side. The other one is quite frankly that our model monetizes better on a per hour basis, and so to some degree, that translates into a better competition for those scarce storytellers. And those things, I think we just should just know. You get it, but just to make it explicit, those things are relatively independent of the production cost or production cost efficiencies, so that doesn’t really actually change that.

You can have very highly produced terrible content.

GP: Yeah, and we’ve seen it in a bunch of different places and those don’t typically do very well.

Is AI slop going to save you? If it overwhelms the UGC platforms and basically it’s like you’re a refuge, so this is all actual, real.

GP: I think it’s a credible — I don’t know if that’s the reality so I can’t say with certainty that’s where we’re going to land, but it’s a credible possibility, I think.

You mentioned the huge value of Warner Bros. is the library. Can valuable library content even be made today? I think an analogy that you could make is that library IP, particularly from the ’80s and ’90s, that era, the Friends, the Seinfelds, all those sorts of things, it’s like the fossil fuel of streaming. It’s unbelievably valuable, it’s unbelievably useful, and we’re not getting more of it.

GP: Yeah, I hear that a lot. I guess I try and put a broader historical framework on this, and I think if you go into the music space, I think you’ve heard that I don’t know how many times across multiple different generations and decades. I think there’s to some degree that the commentators, maybe you and I at our ages, grew up in those eras, and to some degree, we have an affinity for that content.

Obviously the best era.

GP: Exactly, that’s right, so we speak about that stuff. But I firmly believe that if you go 15, 20 years from now, people are going to be binge-watching Stranger Things for the seventh time, I think that that’s absolutely going to happen.

The other thing too that happens is you get this compression effect, right? You stack up 10, 20, 30 years worth of-

Right. I just put the 80s and 90s together.

GP: Yeah, exactly, and you say all of the output of those two decades versus how we’re looking at the last five years, and so that’s just a little bit unbiased in that regard.

Rebundling and Discovery

Do we, or I guess I should say I, maybe have actually in the end underestimated how easy it is to switch and what I mean is I’ve had the overall thesis about the bundle fragmenting, which obviously happened, but then the assumption it would reform and the bull case for Netflix is that would reform around you. Is it unrealistic? You go back to the original bundle, that was downstream of towns who couldn’t get a broadcast signal banding together to put up towers. You had a physical constraint that forced everyone into an optimal business model that you probably wouldn’t have gotten otherwise. If you don’t have that constraint, because everything’s on the Internet, it’s just bits, is it unrealistic that that happens organically? And there’s a bit about acquiring WB where it happens financially because you have financial power relatively speaking thanks to your position, but it’s never going to come to you naturally without pushing it.

GP: I think that there’s one other important dimension of this which I feel like is your actually theory, which is the other constraint is the attention and discovery constraint. So there’s the physical constraints, and also channel carrying capacity, a bunch of different things.

This is just where you can monetize the content better because you can get people to watch it.

GP: That’s right, and so I think there’s an argument that when you build that gravity, you build a better product experience, all those different things, we should be a more efficient monetizer of any given unit of content, and I think that’s our theory and that’s why we think there’s a lot of upside value in the Warner Bros. case. Now, you could argue that the market efficiently allocates that by licensing, there’s lots of different ways that you would unlock that.

In theory, but how long is it going to take?

GP: Exactly. I think also, when you get into the position where companies feel like this is an existential change and there’s just a lot of dynamics which can sort of gum up those works. And so then you start to look at, “What’s the most effective way for us to unlock that and accelerate that process?”.

Is there other companies that should follow in this, assuming the WB thing goes through?

GP: Meaning buy other companies? Is that what you mean?

Well, you say you’re a builder, not a buyer. Are you going to have a new identity going forward?

GP: Let’s see how this goes. We should probably prove that we can go do this and deliver value there. But look, at the end of the day, we’ve mostly been on a process of expanding the number of mechanisms for adding value. We started off as licensers, that’s the only thing we had, it’s the only thing we did. We said, “Okay, let’s get into production”, we’ve gotten increasingly good at production, I would say, and being able to produce at a scale and diversity from a geography perspective that no other content creator really has done before. So that’s been a long, in some regards, many year process to build that capacity.

We’re experimenting with other things like back to being what you might call a more classic aggregator in terms of taking broadcasters’ content writ large and just putting it through in a channelized model, so we’ll see how that goes. This is yet another mechanism. I don’t know how repeatable this mechanism is, realistically, I don’t know that we can go do this many more times, but mostly we’re just in the business of trying to find more ways to add more value into the entertainment offering.

How satisfied are you with the homepage changes that you’ve implemented?

GP: The most satisfying component for me is not even what you see, but it is what I and the team knows we’ve built in terms of extensibility and the ability to improve the offering over 10 years, and that’s the real value. You know how this works, you have a hyper-refined user experience, you do a huge shift and you’re just hoping basically it gets back to parity pretty quick. So you’re taking all that evolution over 10 years and you’re sort of starting from fresh. But what we see is the trajectory of changes that we’re driving through with the improvements we’re seeing. We’re like, “Okay, this is a great velocity beyond and I know that it’s going to return in multiple different ways over the years to come”.

This sort of ties back to a question before. Does Netflix have a quality of content problem or a surfacing of relevance problem? Is this one of those things you can make the case, “Oh no, just a relevance problem”, and now you feel like you’re going to have the opportunity to prove that?

GP: I’m not quite sure I understand the question.

Well, now that you have this with this homepage, the way I understand the initiative generally is you’re going to be able to get a lot better at personalization, a lot better at understanding the customer, getting them stuff that is really interesting to them. There’s a heavy bias with shows in general towards recency, in part because that’s the easiest variable to understand and people generally like new things. But if I, a Netflix viewer, can get something from 2013 that is perfectly attuned to what I want to see, that’s more valuable than it being in 2025 or whatever it might be.

GP: Yeah, okay, so a couple thoughts there. I think it’s really two dimensions of improvement. I think of the UI and the UI capability essentially is a force multiplier on the content offering we have. If we can make that 5% better, then all of that spend, all of that investment that we make has that return and that compounds with the ability to invest more in that content space, so we can add more that goes into a more efficient engine and so we need to do both.

Just one thing on the recency component — there’s sort of two centers of value, and this is probably an oversimplification, but we’ve often thought about this as two centers of value. There’s a center of value you get from watching something that you find incredibly fun and compelling in a room by yourself, and that’s a great center of value and that gets to maybe your 2013 perfect show for you. But there’s a center of value that also comes from the fact that you can then have a conversation, or we can talk about that show you watched and I think why recency has this value and why live, to some degree, has this value is that we have that conversational value. We’re sharing something beyond the moment of just actually experiencing it.

Now I have to ask, I wasn’t going to put it on here because I ask it all the time, one of the things Netflix has never changed is release everything all at once, you kind of broke it up a little bit with Stranger Things, it wasn’t the whole final season all at the same time. But if that is important to you to have that conversation, will that ever be — is that on the, “Might be revisited someday” list, or no, “This is going to always be this way” list?

GP: I would say we wanted to think about where are the right moments to really have what we’ve known as that water cooler effect, and we’ve seen it in different places. But you’re playing with different trade-offs and there’s always trade-offs, and so we’ve also seen that the all-at-once release model, we think we have evidence, builds bigger shows as a result. So I think there are going to be these moments, and we want to do it in a way, again back, that’s customer first.

Is there a bit where it’s better upfront for a show because that builds a show better, but once a show is big, then that’s the time to capitalize?

GP: Could be a component of it, but I would say we really want to do this in a viewer and fan kind of way and we thought about the Stranger Things and we’re like, “This is, one, it was a lot”, the Duffer Brothers delivered a lot of content into that final season and we’re like, “We can do this and we can do it in relatively short order, so it’s not too far apart”, each of these units is a contained narrative moment, so it’s not like we’re leaving people hanging for the next week or things like that. And we think it’s going to be super fun to do it across three holiday periods. So again, it’s a lot of very specific situational, I think, thinking around that.

KDH and Hollywood

Well, speaking of building big shows, I have to ask you about KPop Demon Hunters.

GP: Yes.

Is this going to just be a fun memory from 2025 or will this have a lasting impact on Netflix?

GP: I think it’ll have a lasting impact. We start to see the durability of this in terms of whether you look at re-watch or other signals in terms of folks out there, whether fan events and consumer products and stuff like that, it seems to be quite durable. And if you look at it compared to other sort of similarly situated franchises you might know from other competitors, we see the same volume of activity that it really indicates we think this will be something we’re going to talk about 10 years from now.

At what point did you realize this is just going to blow everything else out of the water, particularly in terms of movies?

GP: Yeah, it was relatively early on that we’re like, “Okay, this is performing quite impressively”, but then for me, the thing that it shows up is that when it shows up in your other, “normal life” in all sorts of interesting ways, you got Djokovic doing the soda pop thing at a tennis match and it shows up in SNL, and then you’re just like, “Oh my God, this has just permeated the culture in a way that you can’t stop”.

There’s a narrative in Hollywood that Sony screwed this up by licensing it to you, my view is you screwed it up by not owning it entirely. Who had the bigger screw up?

GP: Well, you could flip it around and say that we’re both quite happy that we had this culturally defining moment because I think that that’s true. Certainly we benefited from it in that regard and Sony, I think, is going to do a great job with it as going forward. There’s always things you can go do better, you always try and learn from it, but I would say we’re both thrilled to have had this moment.

Just to circle back, to sort of wrap this up, I have a couple questions about you and Hollywood generally. To go back to the acquisition, what I hear from Hollywood is they’re scared, they don’t like it. Why shouldn’t they be scared?

GP: Well, I think it’s worth noting that we’re talking about a storied asset. This is a studio that has produced some of the most amazing content over a century run, so it’s fair for folks to look at this in that way. I also think change is scary and every time you shift something up, there’s associated anxiety to it and I think oftentimes it’s like, “Let’s just keep the status quo”, right?

But we also have to embrace the reality of things are changing, the competitive landscape is different and we as an industry, we’ve got to compete aggressively with the other forms of peoples’ time and attention and energy out there, and we want to go do that. We want to make this kind of storytelling even more compelling. That means presenting it through a great user experience that we just talked about, it means make sure that we’re producing, we’re investing in more production, we’re improving the quality of that production and so I would say, why is there a strong case for optimism? Because I think we’re going to be good stewards of that history and that heritage, and we’re going to be able to give those shows and the shows that are going to be produced by these people and by these institutions an even better opportunity to find amazing audiences and to create the stories that shape generations. The things that the people that are our kids will talk about 20 years hence as being the things that they thought were the most amazing things they’ve ever seen.

Well, to that point, who’s harder to convince that your actual competition is, “Okay, if we must nearly define it, YouTube, but actually everything on your phones”: regulators or everyone in Hollywood, and to convince them that you’re all in the same boat together?

GP: Quite frankly, I think most people know this, once you get into a conversation.

They sort of know it in their bones. It’s just, it takes a while to come out.

GP: That’s right. And I think it shifts from being an individual and understanding that, and then sometimes you have to get into this mode where you’re advocating for a group of people and understandably so. They should be using these opportunities to push their agendas as they should, so I think that’s really the difference.

How do you keep the talent that makes, say, an HBO what it is? Because I’m sure, I would imagine people are circling already.

GP: Actually, I feel very confident about that because we’re going to keep that HBO team and that HBO team is good at working with that talent and giving them the environment that they need to tell those amazing stories and they get to do it under a great brand that speaks to the kind of program they’re trying to make, and we’re going to give them a bigger audience.

Well, and an actual functional business model.

GP: Well, yeah. I would say that I think they’ve got a growing business model and we can just make it even more robust. What does a creator want? I think that’s what they want.

My final question, and it ties into this, in the popular conception, you guys are the smart guys, you come in and you kick Hollywood’s rear end — it’s run by a bunch of stupid dinosaurs, they don’t understand how the world’s changing. As you’ve become the biggest and most important player in Hollywood, sort of to this point, and you’re no longer the upstart, what have you come to learn, if anything, that those dinosaurs understood that you didn’t?

GP: I think it’s worth just noting that, especially when a business has been around a long time, it’s learned a lot, the industry has learned a lot, and so how do you give creators great environments to tell their stories? How do you make sure that their creativity-

Was that a shift? You mentioned that before that there’s a scarcity in supply, there’s only so many people that can tell great stories, which is one of those truths everyone kind of knows, but you’re kind of not supposed to say to a certain extent. Did Netflix always think that way or was that something you had to learn?

GP: I think we’ve thought that way for quite some time, and maybe in contrast to some of our other competitors that come at it from a different point of view. So we’ve always believed that, but I would say that that’s something that the industry understands very, very well and has done a great job at cultivating that. In my mind, for me, it’s just remaining trying to create a sense that there’s many things that we still have yet to learn, many things that we want to challenge our assumptions around, and so that we aren’t locked into a set of positions that are basically not fit for the purpose that we are facing in terms of the competition we have and the growth that we want. So I just want to create that constant sense of self-challenging around the positions that we hold.

Greg Peters, great to talk to you again.

GP: Good to talk with you, thank you.

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